Exhibit 99.1 - Joint Filer Information
Designated Filer: The Kroger Co.
Issuer & Ticker Symbol: Vitacost.com, Inc. (VITC)
Date of Event Requiring Statement: July 1, 2014

Joint Filers:
1. Name: The Kroger Co.
Address: 1014 Vine Street
Cincinnati, Ohio 45202-1100

2. Name: Vigor Acquisition Corp.
Address: 1014 Vine Street
Cincinnati, Ohio 45202-1100